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Exhibit 1.1

APEX SILVER MINES LIMITED

$150,000,000 2.875% Convertible Senior Subordinated Notes Due 2024*

Purchase Agreement

*
Plus an option to purchase up to $50,000,000 additional principal amount from the Company.

        March 10, 2004

Citigroup Global Markets Inc.
Barclays Bank PLC
As Representatives of the Initial Purchasers
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

        Apex Silver Mines Limited, a Cayman Islands company (the "Company"), proposes to issue and sell to the several parties named in Schedule I hereto (the "Initial Purchasers"), for whom you (the "Representatives") are acting as representatives, $150,000,000 aggregate principal amount of its 2.875% Convertible Senior Subordinated Notes Due 2024 (the "Firm Securities"). The Company also proposes to grant to the Initial Purchasers an option to purchase up to $50,000,000 additional aggregate principal amount of such Notes (the "Option Securities" and, together with the Firm Securities, the "Securities"). The Securities are convertible into ordinary shares, par value $.01 per share (the "Ordinary Shares"), of the Company. The Securities are to be issued under an indenture (the "Indenture"), to be dated as of the Closing Date, between the Company and The Bank of New York, as trustee (the "Trustee"). The Securities will have the benefit of a registration rights agreement (the "Registration Rights Agreement"), to be dated as of the Closing Date, between the Company and the Initial Purchasers, pursuant to which the Company will agree to register the resale of the Securities and the Ordinary Shares issuable upon conversion thereof under the Act subject to the terms and conditions therein specified. To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires. The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate. Certain terms used herein are defined in Section 18 hereof.

        The sale of the Securities to the Initial Purchasers will be made without registration of the Securities or the Ordinary Shares issuable upon conversion thereof under the Act in reliance upon exemptions from the registration requirements of the Act and as such, the Securities and such Ordinary Shares will constitute "restricted securities" as defined in Rule 144 under the Act.

        In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated March 9, 2004 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the "Preliminary Memorandum"), and a final offering memorandum, dated March 10, 2004 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the "Final Memorandum"). Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Securities and the Ordinary Shares issuable upon conversion thereof. The Company hereby confirms that it has authorized the use of the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms "amend," "amendment" or "supplement" with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by specific reference therein.

        1.     Representations and Warranties. The Company represents and warrants to each Initial Purchaser as set forth below in this Section 1.

        (a)   The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Execution Time, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.

        (b)   None of the Company, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities or the Ordinary Shares issuable upon conversion thereof under the Act.

        (c)   None of the Company, its Affiliates, or any person acting on its or their behalf, other than the Initial Purchasers,has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities or the Ordinary Shares issuable upon conversion thereof; and each of the Company, its Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

        (d)   The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

        (e)   The Company has been advised by the NASD's PORTAL Market that the Securities have been designated PORTAL-eligible securities in accordance with the rules and regulations of the NASD.

        (f)    Assuming that (i) the representations and warranties of the Initial Purchasers in Section 4 hereof are true and correct and (ii) the Initial Purchasers comply with the covenants set forth in Section 4 hereof, no registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein and in the Final Memorandum.

        (g)   The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an "investment company" as defined in the Investment Company Act, without taking account of any exemption arising out of the number of holders of the Company's securities.

        (h)   The Company is subject to and in compliance with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

        (i)    Unless as otherwise disclosed in the Final Memorandum, the Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

        (j)    The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

        (k)   Each of the Company and its subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to qualify or to be in good standing would not have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a "Material Adverse Effect").

        (l)    All the outstanding shares of capital stock of each material subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Final Memorandum, all outstanding shares of capital stock of the subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance.

        (m)  The Company's authorized equity capitalization is as set forth in the Final Memorandum; the capital stock of the Company conforms in all material respects to the description thereof contained in the Final Memorandum; the outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable; the Ordinary Shares initially issuable upon conversion of the Securities have been duly authorized and, when issued upon conversion of the Securities against payment of the conversion price, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such Ordinary Shares for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the Ordinary Shares issuable upon conversion thereof; and, except as set forth in the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding.

        (n)   The statements in the Final Memorandum under the headings "Certain Tax Considerations", and the summaries of legal and regulatory matters and proceedings under the headings "Republic of Bolivia," "Description of Notes," "Description of the Ordinary Shares" fairly summarize the matters therein described.

        (o)   This Agreement has been duly authorized, executed and delivered by the Company; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity); the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity) and will be convertible into Ordinary Shares in accordance with their terms; and the Registration Rights

Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute the legal, valid, binding and enforceable instrument of the Company (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity), provided that no representation is made with respect to Section 5 thereof.

        (p)   No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, in the Indenture or in the Registration Rights Agreement, except such (i) as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold and, in the case of the Registration Rights Agreement, such as will be obtained under the Act and the Trust Indenture Act, and (ii) such consents, approvals, authorizations, orders, registrations, filings and/or qualifications which, if not obtained, would not have a Material Adverse Effect or affect the validity of the Securities or the legal authority of the Company to comply with the Securities, the Indenture, the Registration Rights Agreement or this Agreement.

        (q)   None of the execution and delivery of the Indenture, this Agreement or the Registration Rights Agreement, the issuance and sale of the Securities or the issuance of the Ordinary Shares upon conversion thereof, or the performance of any other of the obligations herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or bylaws of the Company or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except, with respect to clause(ii) and (iii) above, such violations or defaults which would not have a Material Adverse Effect or affect the validity of the Securities or the legal authority of the Company to comply with the Securities, the Indenture, the Registration Rights Agreement or this Agreement.

        (r)   The consolidated financial statements and schedules of the Company and its consolidated subsidiaries included or incorporated by reference in the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the caption "Selected Consolidated Financial Data" in the Final Memorandum fairly present, on the basis stated in the Final Memorandum, the information included therein.

        (s)   No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance by the Company of this Agreement, the Indenture or the Registration Rights Agreement, or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (t)    Each of the Company and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted, and each of the Company and each of its subsidiaries owns, leases or possesses the rights to all properties as are necessary to explore, develop and exploit the San Cristobol Project (as defined in the Final Memorandum) in Bolivia, except, in each case, where the failure to own or lease such properties would not result in a Material Adverse Effect.

        (u)   Neither the Company nor any of its subsidiaries is in violation of any law, rule or regulation of any foreign national, federal, state or local governmental or regulatory authority applicable to it or is not in non-compliance with any term or condition of, or has failed to obtain and maintain in effect, any license, certificate, permit, registration, concession, franchise or other governmental authorization required for the ownership or lease of its property or the conduct of its business, other than those which are not currently required and which the Company expects to acquire in the ordinary course, which violation, non-compliance or failure would individually or in the aggregate have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum; and the Company has not received notice of any governmental proceedings relating to the revocation or material modification of any such license, certificate, permit or other authorization, except as set forth in or contemplated in the Final Memorandum.

        (v)   Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except, with respect to clause (ii) and (iii) above, such violations or defaults which would not have a Material Adverse Effect or affect the validity of the Securities or the legal authority of the Company to comply with the Securities, the Indenture, the Registration Rights Agreement or this Agreement.

        (w)  Pricewaterhouse Coopers LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Final Memorandum, are independent public accountants with respect to the Company within the meaning of the Act.

        (x)   There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale by the Company of the Securities or upon the issuance of Ordinary Shares upon the conversion thereof.

        (y)   The Company has filed all non-U.S., U.S. federal, state and local tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (z)   No labor problem or dispute with the employees of the Company or any of its subsidiaries exists or is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries' principal suppliers, contractors or customers, except as would not have a Material Adverse Effect, and except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (aa) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company nor any of its subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (bb) No subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's property or assets to the Company or any other subsidiary of the Company, except as described in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (cc) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (dd) The Company and its subsidiaries are (i) in compliance with any and all applicable non-U.S., U.S. federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"); (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted; and (iii) have not received notice of any actual or potential liability under any Environmental Law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto). Except as set forth in the Final Memorandum, neither the Company nor any of its subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

        (ee) In the ordinary course of its business, the Company periodically reviews the effect of Environmental Laws on the business, operations and properties of the Company and its subsidiaries, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws, or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such review, the Company has reasonably concluded that such associated costs and liabilities would not, singly or in the aggregate, have a Material Adverse Effect, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (ff)  The minimum funding standard under Section 302 of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder ("ERISA"), has been satisfied by each "pension plan" (as defined in Section 3(2) of ERISA) which has been established or maintained by the Company and/or one or more of its subsidiaries, and the trust forming part of each such plan which is intended to be qualified under Section 401 of the Code is so qualified; each of the Company and its subsidiaries has fulfilled its obligations, if any, under Section 515 of ERISA; neither the Company nor any of its subsidiaries maintains or is required to contribute to a "welfare plan" (as defined in Section 3(1) of ERISA) which provides retiree or other post-employment welfare benefits or insurance coverage (other than "continuation coverage" (as defined in Section 602 of ERISA)); each pension plan and welfare plan established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and neither the Company nor any of its subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA.

        (gg) The subsidiaries listed on Annex A attached hereto are the only "significant subsidiaries" of the Company (as defined in Rule l-02 of Regulation S-X under the Act).

        (hh) The Company has not taken any action or omitted to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by any of the Initial Purchasers of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the Financial Services and Markets Act 2000 (the "FSMA"). The Company has been informed of the guidance relating to stabilization provided by the Financial Services Authority, in particular in Section MAR 2 Annex 2G of the Financial Services Handbook.

        (ii)   None of the Company, its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries, is aware of or, in connection with their services to the Company, has taken any action, directly or indirectly, that would result in a violation by such Persons of Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

        (jj)   The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

        (kk) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S.

Department of the Treasury ("OFAC"); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

        (ll)   There is and has been no failure on the part of the Company and any of the Company's directors or officers, in their capacities as such, to comply with any provision of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the "Sarbanes Oxley Act"), including Section 402 related to loans and Sections 302 and 906 related to certifications.

        (mm) Prior to the date hereof, the Company has furnished to the Representatives letters, each substantially in the form of Exhibit A hereto, duly executed by each officer and director of the Company and addressed to the Representatives.

        (nn) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Initial Purchasers to the Cayman Islands or any political subdivision or taxing authority thereof or therein purely as a direct consequence of the issue of Securities by the Company to or for the respective accounts of the Initial Purchasers, in each case for resale and delivery in the manner contemplated herein.

        (oo) The information set forth in the Final Memorandum relating to the proven and probable ore reserves located at the San Cristobal Project as of December 31, 2003 has been prepared by Mine Reserves Associates Inc. materially in accordance with methods generally applied in the mining industry and conforms in all material respects to the rules and regulations of the Commission.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

        2.     Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 96.50% of the principal amount thereof, plus accrued interest, if any, from March 16, 2004 to the Closing Date, the principal amount of Firm Securities set forth opposite such Initial Purchaser's name in Schedule I hereto.

        (b)   Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as the Initial Purchasers shall pay for the Firm Securities, plus accrued interest, if any, from March 16, 2004 to the settlement date for the Option Securities. The option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date of the Final Memorandum upon written or telegraphic notice by the Representatives to the Company setting forth the principal amount of Option Securities as to which the several Initial Purchasers are exercising the option and the settlement date. Delivery of the Option Securities, and payment therefor, shall be made as provided in Section 3 hereof. The principal amount of Option Securities to be purchased by each Initial Purchaser shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Initial Purchasers as such Initial Purchaser is purchasing of the Firm Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

        3.     Delivery and Payment. (a) Delivery of and payment for the Firm Securities (and the Option Securities, if the option provided for in Section 2(b) hereof shall have been exercised on or before the third Business Day prior to the Closing Date) shall be made at 10:00 A.M., New York City time, on March 16, 2004 or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the "Closing Date"). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

        (b)   If the option provided for in Section 2(b) hereof is exercised after the third Business Day prior to the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Initial Purchasers to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

        4.     Offering by Initial Purchasers. (a) Each Initial Purchaser acknowledges that the Securities and the Ordinary Shares issuable upon conversion thereof have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

        (b)   Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

          (i)    it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until one year after the later of the commencement of the offering and the date of closing of the offering except:

            (A)  to those it reasonably believes to be "qualified institutional buyers" (as defined in Rule 144A under the Act) or

            (B)  in accordance with Rule 903 of Regulation S;

          (ii)   neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

          (iii)  in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale is being made in reliance on Rule 144A;

          (iv)  any information provided by the Initial Purchasers to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act and Regulation S;

          (v)   it will not engage in hedging transactions with regard to the Securities prior to the expiration of the distribution compliance period as (defined in Regulation S), unless in compliance with the Act;

          (vi)  neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

          (vii) it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company;

          (viii)   it and they have complied and will comply with the offering restrictions requirement of Regulation S;

          (ix)  at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

    "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until one year after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities and the Ordinary Shares issuable upon conversion thereof are described in the offering memorandum for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S."

          (x)   it acknowledges that additional restrictions on the offer and sale of the Securities and the Ordinary Shares issuable upon conversion thereof are described in the Final Memorandum;

          (xi)  it has not offered or sold and, prior to the date six months after the date of issuance of the Securities, will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

          (xii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

          (xiii)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Securities, in circumstances in which section 21(1) of the FSMA does not apply to the Company;

          (xiv) it acknowledges that additional restrictions on the offer and sale of the Securities are described in the Final Memorandum; and

          (xv) it is an "accredited investor" (as defined in Rule 501(a) of Regulation D).

        5.     Agreements. The Company agrees with each Initial Purchaser that:

        (a)   The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in paragraph (c) below, as many copies of the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

        (b)   The Company will not amend or supplement the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives, which shall not be unreasonably withheld; provided, however, that, prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not timely and reasonably objected to the filing of such document. The Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Final Memorandum shall have been filed with the Commission.

        (c)   If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of paragraph (b) of this Section 5, prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

        (d)   The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may reasonably request and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject. The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

        (e)   None of the Company, its Affiliates, or any person acting on its or their behalf, except for the Initial Purchasers, will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities or Ordinary Shares issuable upon conversion thereof under the Act.

        (f)    None of the Company, its Affiliates, or any person acting on its or their behalf, except for the Initial Purchasers, will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

        (g)   So long as any of the Securities or the Ordinary Shares issuable upon the conversion thereof are "restricted securities" within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act. This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

        (h)   None of the Company, its Affiliates, or any person acting on its or their behalf, except for the Initial Purchasers, will engage in any directed selling efforts with respect to the Securities, and each of them will comply with the offering restrictions requirement of Regulation S. Terms used in this paragraph have the meanings given to them by Regulation S.

        (i)    Any information provided by the Company to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act and Regulation S.

        (j)    The Company will cooperate with the Representatives and use its best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

        (k)   The Company will reserve and keep available at all times, free of pre-emptive rights, the full number of Ordinary Shares issuable upon conversion of the Securities.

        (l)    The Company will not, for a period of 90 days following the Execution Time, without the prior written consent of Citigroup and Barclays, directly or indirectly, offer, sell, contract to sell, pledge, otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company of, file (or participate in the filing of) a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that (1) the Company may issue and sell Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares pursuant to any employee or director stock option plan, stock ownership plan or dividend reinvestment plan of the Company described in the Final Memorandum and in effect at the Execution Time, (2) the Company may issue Ordinary Shares issuable upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and described in the Final Memorandum, and (3) the Company may prepare and file any registration statement contemplated under the Registration Rights Agreement.

        (m)  The Company will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

        (n)   Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price.

        (o)   The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture and the Registration Rights Agreement, the issuance of the Securities, the fees of the Trustee and the issuance of the Ordinary Shares upon conversion of the Securities; (ii) the preparation, printing or reproduction of the Preliminary Memorandum and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Preliminary Memorandum and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the

Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(d) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) admitting the Securities for trading in the PORTAL Market; (ix) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (x) the fees and expenses of the Company's accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (xi) all other costs and expenses of the Company incident to the performance by the Company of its obligations hereunder; provided, however, that nothing herein shall be deemed to obligate the Company to pay the expenses of the Initial Purchasers and their advisors, except pursuant to Section 7 hereof.

        (p)   The Company will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to stockholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public and (ii) subject to applicable requirements of Regulation F-D, such additional information concerning the business and financial condition of the Company as the Representatives may from time to time reasonably request (such statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to stockholders).

        (q)   The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes Oxley Act, and use its best efforts to cause the Company's directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes Oxley Act.

        (r)   The Company will not take any action or omit to take any action (such as issuing any press release relating to any Securities without an appropriate legend) which may result in the loss by any of the Initial Purchases of the ability to rely on any stabilization safe harbor provided by the Financial Services Authority under the FSMA.

        6.     Conditions to the Obligations of the Initial Purchasers. The obligations of the Initial Purchasers to purchase the Firm Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

        (a)   The Company shall have requested and caused Walkers, Cayman Islands counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

          (i)    Each of the Company and each of Apex Silver Mines, Andean Silver Corporation LDC and ASC Bolivia LDC (the "Cayman Islands Subsidiaries") is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with full corporate power an authority to own its properties and conduct its business as described in the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except to the extent that failure to so qualify would not have a Material Adverse Effect;

          (ii)   All outstanding shares of the Cayman Islands Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries and, except as described in the Final Memorandum, owned free and clear of any perfected security interest and, to the knowledge of such counsel after due inquiry, any other security interest, claim, lien or encumbrances;

          (iii)  The Company's authorized equity capitalization is as set forth in the Final Memorandum, the shares of the Company conforms to the description thereof contained in the Final Memorandum and the Securities conform to the description thereof contained in the Final Memorandum. The outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and nonassessable; the Ordinary Shares initially issuable upon conversion of the Securities have been duly authorized and, when issued upon conversion of the Securities against payment of the conversion price, will be validly issued, fully paid and nonassessable; the Securities being sold hereunder by the Company have been duly and validly authorized, and, when issued and delivered to and paid for by the Initial Purchasers pursuant to this Agreement will be fully paid and nonassessable; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the Ordinary Shares issuable upon conversion thereof. The Company has reserved sufficient Ordinary Shares for issuance upon conversion of the Securities;

          (iv)  The Indenture, the Securities, this Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action on the part of the Company and have been duly executed and delivered by the Company;

          (v)   Except as set forth in the Final Memorandum, there is, to our current actual knowledge, no action, suit or proceeding pending against the Company, its subsidiaries or their respective properties in any court or before any governmental authority or agency, or arbitration board or tribunal of the Cayman Islands which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and the summaries of legal and regulatory matters and proceedings under the heading "Description of the Ordinary Stock" fairly summarize the matters therein described;

          (vi)  Neither the issue and sale of the Securities, nor the consummation of any other of the transactions contemplated herein or in the Indenture or Registration Rights Agreement nor the fulfillment of the terms hereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries pursuant to, (a) the Memorandum and Articles of Association of the Company or its subsidiaries, or (b) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority of the Cayman Islands having jurisdiction over the Company or its subsidiaries or any of its or their respective properties, except where such breach, violation or imposition would not individually or in the aggregate have a Material Adverse Effect;

          (vii) The Company's agreement to the choice of law provisions set forth in Section 14 hereof will be recognized by the courts of the Cayman Islands; the Company can sue and be sued in its own name under the laws of the Cayman Islands, the irrevocable submission of the Company to the non-exclusive personal jurisdiction of a New York Court, the waiver by the Company of any objection to the venue of a proceeding of a New York Court and the agreement of the Company that this Agreement shall be governed by and construed in accordance with the laws of the State of New York are legal, valid and binding; and judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under this Agreement, not being a sum payable in respect of taxes or other charges of a like nature or a fine or other penalty, is enforceable against the Company in the courts of the Cayman Islands; and

          (viii)   The Company is not entitled to any immunity on the basis of sovereignty or otherwise in respect of its obligations under this Agreement and could not successfully interpose any such immunity as a defense in any suit or action brought or maintained in respect of its obligations under this Agreement.

        In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the laws of the Cayman Islands, to the extent they deem proper and specified in such opinion, upon the opinion of other counsel of good standing whom they believe to be reliable and who are satisfactory to counsel for the Initial Purchasers and (B) as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Final Memorandum in this Section 6(a) include any amendment or supplement thereto at the Closing Date

        (b)   The Company shall have requested and caused Davis Graham & Stubbs LLP, counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

          (i)    Except as disclosed in the Final Memorandum, there are, to our current actual knowledge, (a) no outstanding subscriptions, warrants, options, calls, claims, commitments, convertible securities or other agreements or arrangements under which the Company is or may be obligated to issue shares of its capital stock, and (b) no preemptive or similar rights to subscribe for or to purchase capital stock of the Company;

          (ii)   Assuming the accuracy of the representations of the Initial Purchasers contained in the Purchase Agreement, the sale and delivery of the Securities by the Company to the Initial Purchasers, the offer and sale of the Securities by the Initial Purchasers and the issuance of Ordinary Shares upon conversion of the Securities, under the circumstances contemplated by the Purchase Agreement and the Final Memorandum, are exempt from the registration requirements of the Securities Act of 1933, as amended;

          (iii)  Assuming the accuracy of the representations of the Initial Purchasers contained in the Purchase Agreement, no qualification of an indenture under the Trust Indenture Act of 1939, as amended, is required in connection with the sale and delivery of the Securities by the Company to the Initial Purchasers, the offer and sale of the Securities by the Initial Purchasers and the issuance of Ordinary Shares upon conversion of the Securities, under the circumstances contemplated by the Purchase Agreement and the Final Memorandum;

          (iv)  The execution and delivery of the Purchase Agreement, the Indenture and the Registration Rights Agreement, and the issuance and sale of the Securities, and the performance by the Company of their respective terms, including the issuance of Ordinary Shares upon conversion of the Securities will not breach or result in a violation of (a) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument filed as a material contract by the Company under The Securities Exchange Act of 1934 to which the Company or its subsidiaries is a party or bound or to which their respective property is subject, or (c) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or its subsidiaries or any of its or their respective properties, except where such breach, violation or imposition would not individually or in the aggregate have a Material Adverse Effect;

          (v)   No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority in the United States is required in connection with the valid execution, delivery and performance by the Company of the Purchase Agreement, Indenture or Registration

  Rights Agreement or the issuance and sale of the Securities, other than (a) as may be required under the blue sky or securities laws of any jurisdiction in which the Securities are offered or sold, and (b) such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof;

          (vi)  Except as set forth in the Final Memorandum, there is, to our current actual knowledge, no action, suit or proceeding pending against the Company, its subsidiaries or their respective properties in any court or before any governmental authority or agency, or arbitration board or tribunal which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

          (vii) The statements set forth under the headings "Description of Notes" and "Description of the Ordinary Shares" in the Final Memorandum, insofar as such statements purport to summarize certain provisions of the Securities, the Indenture, the Ordinary Shares and the Registration Rights Agreement, provide a fair summary of such provisions;

          (viii)   The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum, will not be, required to register as an "investment company" as defined in the Investment Company Act of 1940, as amended, without taking account of any exemption arising out of the number of holders of the Company's securities;

        In rendering such opinion, such counsel may rely as to matters of fact, to the extent they deem proper, on certificates of responsible officers of the Company and public officials. References to the Final Memorandum in this Section 6(b) include any amendment or supplement thereto at the Closing Date.

        In addition, such counsel shall advise the Initial Purchasers to the effect that, in connection with such counsel's participation in the preparation of the Final Memorandum, while it has not independently verified the accuracy, completeness or fairness of the statements contained therein (except with respect to the matters opined upon in paragraphs (xiv) and (xv) above), and subject to the fact that the limitations inherent in the examination made by, and the knowledge available to, such counsel are such that it is unable to assume, and does not assume, any responsibility for the accuracy, completeness or fairness of the statements contained in the Final Memorandum (except with respect to the matters opined upon in paragraphs (xiv) and (xv) above), on the basis of its examination and participation in conferences with certain officers of the Company, its independent public accountants and representatives of the Initial Purchasers in connection with the preparation of the Final Memorandum, it can advise the Initial Purchasers supplementally, as of the date thereof or the date of such opinion, that it has no current actual knowledge that the Final Memorandum, as of the date thereof or the date of such opinion, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. However, such counsel need not express any belief as to the financial statements and the notes thereto or the schedules or other financial, statistical or reserve data contained in the Final Memorandum or omitted therefrom.

        (c)   The Company shall have requested and caused Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

          (i)    The Indenture, the Securities, this Agreement and the Registration Rights Agreement have been duly executed and delivered by the Company under New York law;

          (ii)   The Indenture is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law;

          (iii)  The Securities are legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture, will be convertible into Ordinary Shares in accordance with their terms and enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors, and (b) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law;

          (iv)  The statements in the Final Memorandum under the heading "Certain Tax Considerations" fairly summarize the matters therein described.

        (d)   The Company shall have requested and caused Quintanilla & Soria, Bolivian counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

          (i)    Minera San Cristobal S.A. is a corporation (sociedad anonima) existing under the laws of Bolivia;

          (ii)   Minera San Cristobal S.A. has all necessary power and authority to own property and carry on its business;

          (iii)  Minera San Cristobal S.A. is the registered and beneficial owner of the mining concessions listed on a schedule attached thereto, free and clear of all encumbrances in favor of, and any rights and interests of, any other person;

          (iv)  The authorized capital and the issued and outstanding common shares of Minera San Cristobal S.A. as well as the registered holders of the issued common shares, are as follows:

          Outstanding Shares: 4,160,610

          ASC Bolivia L.D.C. Sucursal Bolivia: Shares Held 4,160,608

          Oscar Antonio Bonifaz Gutierrez: 1

          Johnny Edwin Delgado Achabal: 1

          (v)   ASC Bolivia L.D.C. Sucursal Bolivia is a 100% owned branch of ASC Bolivia L.D.C. a limited duration company organized and existing under the laws of the Cayman Islands, duly registered under the laws of Bolivia.

          (vi)  ASC Bolivia L.D.C. Sucursal Bolivia has all necessary power and authority to own property and carry on its business.

          (vii) ASC Bolivia L.D.C. Sucursal Bolivia is the Registered and beneficial owner of the mining concessions listed in Schedule "A" attached thereto, free and clear of all encumbrances in favor of, and any rights and interests of, any other person and has the right to exploit such mining concessions.

        (e)   The Representatives shall have received from Cleary, Gottlieb, Steen & Hamilton, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Registration Rights Agreement, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

        (f)    The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chairman of the Board or the President and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Final Memorandum, any amendment or supplement to the Final Memorandum and this Agreement and that:

          (i)    the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

          (ii)   since the date of the most recent financial statements included or incorporated by reference in the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (g)   At the Execution Time and at the Closing Date, the Company shall have requested and caused PricewaterhouseCoopers LLP to furnish to the Representatives comfort letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, confirming that they are independent accountants within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and stating in effect that:

          (i)    in their opinion the audited consolidated financial statements and financial statement schedules included or incorporated by reference in the Final Memorandum and reported on by them comply as to form with the applicable accounting requirements of Regulation S-X;

          (ii)   on the basis of carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the stockholders, directors and executive, finance, compensation and audit committees of the Company and the subsidiaries; and inquiries of certain officials of the Company who have responsibility for financial and accounting matters of the Company and its subsidiaries as to transactions and events subsequent to December 31, 2003, nothing came to their attention which caused them to believe that:

            (A)  with respect to the period subsequent to December 31, 2003, there were any changes, at a specified date not more than five days prior to the date of the letter, in the total long-term debt and capital lease obligations of the Company and its subsidiaries or capital stock of the Company or decreases in the stockholders' equity of the Company as compared with the amounts shown on the December 31, 2003 consolidated balance sheet included or incorporated by reference in the Final Memorandum, or for the period from January 1, 2004 to such specified date there were any decreases, as compared with the corresponding period in the preceding year in net revenues or income before income taxes or in total or per share amounts of net income of the Company and its subsidiaries, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Company as to the significance thereof unless said explanation is not deemed necessary by the Representatives; or

            (B)  the information included under the headings "Selected Consolidated Financial Data" and "Ratio of Earnings to Fixed Charges" is not in conformity with the disclosure requirements of Regulation S-K;

          (iii)  they have performed certain other specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Company and its subsidiaries) set forth in the Final Memorandum, including the information set forth under the captions "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Final Memorandum and the information included or incorporated by reference in Items 1, 2, 6, 7 and 11 of the Company's Annual Report on Form 10-K, incorporated by reference in the Final Memorandum, agrees with the accounting records of the Company and its subsidiaries, excluding any questions of legal interpretation.

        All references in this Section 6(f) to the Final Memorandum include any amendment or supplement thereto at the date of the applicable letter.

        (h)   Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (d) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        (i)    The Securities shall have been designated as PORTAL-eligible securities in accordance with the rules and regulations of the NASD and the Securities shall be eligible for clearance and settlement through The Depository Trust Company.

        (j)    Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company's debt securities by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

        (k)   Prior to the Execution Time, the Company shall have furnished to the Representatives a letter substantially in the form of Exhibit A hereto from each officer and director of the Company and addressed to the Representatives.

        (l)    Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

        If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

        The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at Cleary Gottlieb Steen & Hamilton, One Liberty Plaza, New York, NY 10006.

        7.     Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through Citigroup on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

        8.     Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have.

        (b)   Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto. This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities (ii) the third sentence under "Risk Factors—There currently exists no market for the notes. We cannot assure you that an active trading market will develop for the notes"and (iii) under the heading "Plan of Distribution", the 11th paragraph in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto.

        (c)   Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

        (d)   In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively "Losses") to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions. Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

        9.     Default by an Initial Purchaser. If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company. In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

        10.   Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in the Company's Ordinary Shares shall have been suspended by the Commission or the American Stock Exchange or trading in securities generally on the New York Stock Exchange or the American Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Final Memorandum (exclusive of any amendment or supplement thereto).

        11.   Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

        12.   Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, and to Head of Legal (fax no.: 44-20-77-73-49-32) and confirmed to Barclays at 5 The North Colonnade, Canary Wharf, London E14 4BB; or, if sent to the Company, will be mailed, delivered or telefaxed to Mark Lettes, Chief Financial Officer (fax no.: (303) 839-5907 and

confirmed to it at Apex Silver Mines Limited c/o Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, attention Mark Lettes, Chief Financial Officer.

        13.   Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(h) hereof, no other person will have any right or obligation hereunder.

        14.   Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

        15.   Consent to Jurisdiction; Service of Process. The Company hereby (a) submits to the non-exclusive jurisdiction of the courts of the State of New York located in the City and County of New York and the United States District Court for the Southern District of New York (collectively, the "New York Courts" and each, a "New York Court") with respect to any actions and proceedings arising out of or relating to this Agreement and hereby consents to personal service with respect thereto, (b) agrees that all claims with respect to such actions or proceedings may be heard and determined in such New York Courts, (c) waives the defense of an inconvenient forum, and (d) agrees not to commence, prosecute or continue any action or proceeding relating to this Agreement other than in a New York Court.

        16.   Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

        17.   Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

        18.   Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

        "Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Affiliate" shall have the meaning specified in Rule 501(b) of Regulation D.

        "Barclays" shall mean Barclays Bank PLC.

        "Business Day" shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

        "Citigroup" shall mean Citigroup Global Markets Inc.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Commission" shall mean the Securities and Exchange Commission.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

        "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "PORTAL" shall mean the Private Offerings, Resales and Trading through Automated Linkages system of the NASD.

        "Regulation D" shall mean Regulation D under the Act.

        "Regulation S" shall mean Regulation S under the Act.

        "Trust Indenture Act" shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

        If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,
APEX SILVER MINES LIMITED
By:	/s/ MARK A. LETTES Name: Mark A. Lettes Title: VP Finance/CFO
The foregoing Agreement is hereby confirmed and accepted as of the date first above written.
CITIGROUP GLOBAL MARKETS INC.
By:	/s/ CRAIG FARR Name: Craig Farr Title:
For itself and the other several Initial Purchasers named in Schedule I to the foregoing Agreement.
BARCLAYS BANK PLC
By:	/s/ RICHARD STUMBLES Name: Richard Stumbles Title: Authorized Signatory

SCHEDULE I

Initial Purchasers	Principal Amount of Firm Securities to be Purchased
Citigroup Global Markets Inc	$52,500,000
Barclays Bank PLC	52,500,000
Bear, Stearns & Co. Inc.	15,000,000
Harris Nesbitt Corp.	15,000,000
Sunrise Securities	15,000,000

Total	$150,000,000

EXHIBIT A

[Letterhead of officer or director of the Company]

                        , 2004

Citigroup Global Markets Inc.
Barclays Bank PLC
As Representatives of the Initial Purchasers
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

        This letter is being delivered to you in connection with a proposed Purchase Agreement (the "Purchase Agreement") between Apex Silver Mines Limited, a Cayman Islands company (the "Company"), and you as representatives of a group of Initial Purchasers named therein, relating to an offering of 2.875% Convertible Subordinated Notes Due 2024, which will be convertible into ordinary shares, $.01 par value (the "Ordinary Shares"), of the Company.

        In order to induce you and the other Initial Purchasers to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of Citigroup Global Markets Inc. and Barclays Bank PLC, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, file (or participate in the filing of) a registration statement with the U.S. Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Purchase Agreement. Notwithstanding the foregoing, the undersigned may (1) transfer any or all of the shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock by gift, will or intestacy; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this letter, and there shall be no further transfer of such securities except in accordance with this letter; (2) participate in the preparation and filing of a registration statement or statements pursuant to the Registration Rights Agreement; (3) in the case of an officer of the Company, dispose up to 50,000 Ordinary Shares (however, the total disposition by the officers of the Company as a group shall not exceed an aggregate of 50,000 Ordinary Shares); and (4) in the case of a director of the Company, dispose up to 100,000 Ordinary Shares (however, the total disposition by the directors of the Company as a group shall not exceed an aggregate of 100,000 Ordinary Shares).

        If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,
By:	Name: Title:

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ANNEX A

Significant Subsidiaries

Andean Silver Corporation LDC	Cayman Islands
Apex Asia LDC	Cayman Islands
Apex Metals Limited	Cayman Islands
Apex Partners LDC	Cayman Islands
Apex Silver Mines Corporation	Delaware
Apex Silver Mines LDC	Cayman Islands
ASC Bolivia LDC	Cayman Islands
ASC Central America LDC	Cayman Islands
ASC Partners LDC	Cayman Islands
ASC Peru LDC	Cayman Islands
Asgat Mongu Company Ltd.	Mongolia
ASM Holdings Limited	Cayman Islands
Compania Metallurgica Largo, S. de R.L. de C.V.	Mexico
Compania Minerales De Zacatecas, S. de R.L. de C.V.	Mexico
Cordilleras Silver Mines Ltd.	Cayman Islands
Cordilleras Silver Mines (Cayman) LDC	Cayman Islands
Minera De Cordilleras, S. de R.L. de C.V.	Mexico
Minera De Cordilleras (Honduras), S. de R.L.	Honduras
Minera San Cristobal S.A.	Bolivia
SilEx Limited	Cayman Islands

A-1

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$150,000,000 2.875% Convertible Senior Subordinated Notes Due 2024* Purchase Agreement